Exhibit 99.1

Pernix Group, Inc. Announces Third Quarter 2013 Financial Results

LOMBARD, IL — November 22, 2013 — Pernix Group, Inc. (OTCBB: PRXG) today announced its financial results for the third quarter ended September 30, 2013.

The Company generated consolidated revenue from continuing operations in the third quarter of 2013 of $21.4 million, as compared to $34.7 million in the comparable period of 2012. The reduction was primarily attributable to the completion of a large construction project in late 2012, coupled with lower activity on another project nearing substantial completion. These decreases were partially offset by the increase in activity on two embassy rehabilitation projects, one of which was recently commenced. Activity is expected to commence during the fourth quarter of 2013 on a rainwater recapture embassy upgrade project awarded to Pernix Serka Joint Venture (PS JV) during the third quarter of 2013. The construction revenue decrease was partially offset by the $0.2 million increase in revenue generated by our power operations as compared to the third quarter of 2012, as our Fiji power operations continued to experience higher demand for diesel-based power necessitated by lower hydro power production.

Gross profit from continuing operations was $3.3 million in the third quarter of 2013, as compared to $5.3 million in the comparable period in 2012. The lower gross profit reflects the aforementioned decline in construction revenue, slightly offset by higher gross profit in our power generation segment due to higher power production in Fiji. Operating income from continuing operations for the third quarter ended September 30, 2013 was $1.5 million compared to $3.7 million in the comparable period last year, reflecting both lower gross profit and higher salary and general and administrative expense incurred to build our business development and project infrastructures and support our strategic growth objectives. Management does not anticipate significant new hiring activity prior to any new contract awards as the requisite organizational framework is largely in place at this time.

Income from continuing operations was $0.4 million for the third quarter of 2013 before income taxes and after minority interest, compared to $1.4 million in last year’s third quarter. The reduction was driven by lower gross profit, coupled with higher operating expenses, and partially offset by the decrease in income attributable to non-controlling interest.

The Company recorded a net loss of $4.6 million, or ($0.49) per share, for the third quarter, as compared to net income of $1.2 million last year, or $0.12 per share, due to management’s decision to increase the valuation allowance on its deferred tax assets by $4.9 million. As a result of the increase in valuation allowance, all of the Company’s deferred tax assets are now fully reserved, and all future taxable income would be expected to have a dollar-for-dollar additive impact to stockholders’ equity.  Furthermore, the increase in valuation allowance is a non-cash expense and has no impact on the Company’s liquidity, cash flows or its ability to execute projects or conduct ongoing operations. The decision to increase the valuation allowance was driven partly by a lower level of new business awards in 2013 compared to the prior year along with various other considerations. Future adjustments to the valuation allowance will be assessed each quarter as a function of new business, tax planning strategies and other factors.

“We are pleased with our operating performance in the third quarter, and both of our business segments are operating efficiently and effectively at this time,” commented Nidal Z. Zayed, President and CEO of Pernix Group. “We have identified and are actively competing for attractive new business opportunities on an ongoing basis, and we continue to believe that our investment in high caliber business development and operations professionals will lead to renewed growth and ultimately result in a stronger and more profitable Pernix in the future.”

The Company’s consolidated balance sheet at September 30, 2013 reflected cash of $17.8 million, as compared to $19.8 million at June 30, 2013, as cash generated from operations was more than offset by the distribution of our partner’s share of year-to-date Pernix-Serka L.P. earnings and reduction of our total debt from $2.7 million to $2.5 million, reflecting repayment of the a portion of debt incurred in connection with the purchase of our corporate headquarters property in March of this year. Total stockholders’ equity decreased to $7.9 million at September 30, 2013 from $15.0 million at June 30, 2013, reflecting the net loss generated by the increase in the valuation allowance on deferred tax assets (a non-cash item), as well as the aforementioned distribution of our partner’s share of earnings in Pernix-Serka L.P. Construction backlog declined slightly to $53.0 million, as compared to $59.6 million at the end of the second quarter, reflecting significant progress on our existing construction contracts, net of additional contractual commitments in our construction segment. The Company recently began performance on two new contracts and will begin work on a third recent award in the fourth quarter of 2013, which will generate opportunities to penetrate new geographic areas, diversify our customer base, and broaden strategic relationships.

“Our financial condition remains solid, both in terms of liquidity and debt levels. Management continues to focus on strengthening our balance sheet with additional capital and executing our strategic plan within both business segments to drive growth and continued operating profitability,” said Zayed. “We have a long-term perspective and remain committed to creating value for our shareholders, and we will continue to pursue attractive opportunities that will be accretive to our earnings.”

The Company filed its Form 10-Q with the Securities and Exchange Commission on November 19, 2013, which incorporates its unaudited financial statements and notes thereto for the quarter and nine months ended September 30, 2013.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build

General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter bulletin board (OTCBB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com